Exhibit 99.2 Q2 Investor Update th August 9 , 2023 NEO:JET | NEO: JET.B | OTCQB:JETMF

AGENDA 1. AXAR FINANCING 2. Q2 COMMENTARY 3. Q2 2023 FINANCIAL RESULTS 4. 2023 OUTLOOK 5. FLEET UPDATE 6. CARGO 7. INVESTOR UPDATE

ALL $USD AXAR FINANCING • Company needed capital to achieve its goals • Did not want to sell equity at current valuations and take a large amount of dilution • Wanted to find a partner which understands the business and was willing to provide the capital needed to grow • Current market conditions for all micro cap companies are very challenging • Axar is a knowledgeable partner which will help us achieve our very aggressive growth targets Key Deal Terms: • $35M loan, repayable in 6 years with the ability to repay in as few as 2 years • 15% interest rate, 1.75% OID • 10 Million warrants priced at $1 • Semi annual interest payments

Q2 HIGHLIGHTS • Signed LOIs for 2 A320 passenger aircraft and 2 A321 freighters • Recruited hired and trained 35 pilots, with an additional 22 in training which started in the quarter and 36 flight attendants • Received our United Kingdom (UK) TCO • Flew 250 block hours under a wet lease to Wizz, one of the leading ULCCs in Europe • Started flying a wet lease contract with Lynx Air in Canada

GLOBALX ARRIVALS | COUNTRIES | CITIES INTERNATIONAL FLIGHTS FLOWN SINCE AUGUST 1, 2022 ARRIVALS 2500 COUNTRIES 51 CITIES 116

Q2 2023 RESULTS EBITDAR Revenue of $31.5M Earnings Before Interest, Taxes, Actual EBITDA of ($6.3M) Depreciation, Amortization and Rent Adjusted EBITDA of ($1.5M)* Key metric in aviation to properly compare Actual EBITDAR of $498k* airlines who purchase aircraft vs lease aircraft Adjusted EBITDAR of $5.2M* Root Causes EBITDA IMPACT -5.1 Aircraft months lost to maintenance and deliver delays $1.3M impact -Freighter delivery delays - $1.5M impact th -Second freighter delayed to June 20 -Accelerated crew training required for summer $4.2M impact -Zero ICE work $1M impact -Gain on sale from parts program below budget $300k impact $8.3m Total Impact ** Adjusted for $607k in share based compensation, $4.2M for pilot training in excess of current requirements

GLOBALX

Q2 2023 RESULTS – Improving Margins

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Operating Revenue	$ 31,475,076	$ 17,441,980	$ 63,625,630	$ 33,821,992
Operating Expenses				
Salaries, Wages, & Benefits	12,139,961	7,251,870	23,307,554	13,116,732
Aircraft Fuel	6,087,480	4,387,135	14,036,442	7,637,689
Maintenance, materials and repairs	1,766,857	964,352	2,859,904	2,155,175
Depreciation and amortization	443,016	79,898	886,155	103,212
Contracted ground and aviation services	5,201,126	3,087,023	9,994,254	6,037,266
Travel	1,346,980	830,208	3,600,813	2,125,530
Insurance	1,054,425	909,181	2,370,117	1,766,450
Aircraft Rent	6,830,359	3,834,230	12,474,387	7,193,904
Other	3,381,335	2,629,323	6,402,458	4,980,561
Total Operating Expenses	38,251,540	23,973,220	75,932,083	45,116,519
Operating Loss	(6,776,463)	(6,531,240)	(12,306,453)	(11,294,527)
Non-Operating Expenses				
Interest Expense	694,560	234,417	1,236,275	250,631
Total Non-Operating Expenses	694,560	234,417	1,236,275	250,631
Loss before income taxes	(7,471,023)	(6,765,657)	(13,542,728)	(11,545,158)
Income tax expense	—	—	—	—
Net Loss	(7,471,023)	(6,765,657)	(13,542,728)	(11,545,158)
Loss per share:				
Basic	$ (0.13)	$ (0.13)	$ (0.24)	$ (0.22)
Diluted	$ (0.13)	$ (0.13)	$ (0.24)	$ (0.22)
Weighted average number of shares outstanding	56,857,629	51,505,095	55,680,815	51,373,939
Fully diluted shares outstanding	56,857,629	51,505,095	55,680,815	51,373,939

	Three Months Ended June 30,		
Operating Fleet	**2023**	**2022**	**Inc/(Dec)**
A320	8.0	5.3	2.7
A321	2.7	1.0	1.7
Total Operating Average Aircraft Equivalents	10.7	6.3	4.4
Net Aircraft Available	7.8	5.9	2.0
Total Block Hours	3,585	2,108	1,477
Average Utilization per available aircraft	457.9	358.5	99.4

Key Takeaways: Q2 2023 vs Q2 2022

Revenue grew 80%
Costs only increased 59%

Available aircraft grew 33%
Block hours increased 70%

Q3 HAS STARTED STRONG Total BLH per/Month Avg BLH per/AC 231 2,538 150 131 1,439 120 118 1,353 116 117 115 114 105 103 1,174 97 92 1,045 973 911 823 839 802 734 736 719 Pilot Pool Net AC Days per/Month 38 50 37 39 37 35 36 327 20 13 13 30 30 20 275 242 242 243 231 77 218 220 72 204 197 198 68 193 65 48 139 45 47 46 44 43 39 33 34 Pilot Pool Active Pilot Pool In-Training Net AC Days Gross AC Days

OUTLOOK 2023 • Increasing 2023 revenue forecast $150+ Million with over 75% contracted • Over $50m in identified targets/outstanding quotes for August - December • 13,629 hours contracted for 2023 to date with the potential to contract up to 7,000 additional hours depending on aircraft delivery dates o This compares to 10,615 total hours contracted in 2022 • 2023 fleet size target @ year end o Passenger –12 aircraft o Cargo – 6 aircraft

N285GX READY TO BE DELIVERED

AIRCRAFT DELIVERY PLAN Base Plan 1. N837VA - A320P - #9 – Delivered 2. N411GX - A321F - #2 – Delivered Current Plan 1. N285GX - A319P - #10 – August 2. N412GX - A321F - #3 – late Q3 3. N288GX – A320P - #11 – Q4 4. N453GX – A321F - #4 – Q4 5. N454GX – A321F - #5 – Q4 6. N436GX – A321F - #6 – Q4 7. N289GX – A320 - #12 – Q4

CARGO • Two freighters are operating today and are fully sold We are developing distinct business lines for the A321 Freighter: # of Aircraft US Government – 2 Miami - Caribbean – 1 Miami – Central America – 1 Ascent Automotive/Manufacturing – 1 Latin America - Colombia AOC – 1 Spare/additional capacity for all business lines – 1 Total: 7 All A321 Freighter deliveries in 2023 have been allocated to business lines/customers

UPLISTING CAP TABLE COMMON 38,875,739 NEO:JET | NEO: JET.B | OTCQB:JETMF CLASS A 5,537,313 • With the Axar financing there is no pressing CLASS B 13,046,309 need to raise capital • We have the option to of determine when the Apr 28, 2021 7,537,313 1.50 29-Apr-26 best time to uplist based on market conditions, Equity Financing Mar 28, 2022 share price and financial performance 4,838,707 1.24 28-Mar-24 Debenture Financing • CEO/CFO investing time marketing several August 2, 2022 Note 10,000,000 1.00 30-Jun-30 Offering institutional investors to garner interest in the company in anticipation on an uplisting Total Options 470,668 Total RSUs 5,199,589 Total Outstanding Shares 57,459,361 Fully Diluted 85,505,638